AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               AXA FINANCIAL, INC.


                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware

AXA FINANCIAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

     1. The text of Paragraph 1 of ARTICLE FOURTH of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

     "1. The amount of total authorized capital stock of the Corporation is 2,010,000,000 shares, of which 2,000,000,000 shares shall be Common Stock, having a par value of $.01 per share, and 10,000,000 shares shall be Preferred Stock, having a par value of $1.00 per share."

     2. This Amendment to the Corporation's Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     3. This Amendment to the Corporation's Amended and Restated Certificate of Incorporation shall become effective on May 19, 2000 at 9:00 A.M. (New York time).

IN WITNESS WHEREOF, AXA FINANCIAL, INC. has caused this certificate to be signed by Kevin R. Byrne, Senior Vice President and Treasurer, this 18th day of May, 2000.

                               AXA FINANCIAL, INC.


                                            /s/ Kevin R. Byrne
                                            ------------------------------------
                               By:          Kevin R. Byrne
                                            Senior Vice President and Treasurer